EXHIBIT 3.2

                           ARTICLES OF AMENDMENT TO
                         ARTICLES OF INCORPORATION OF

                        PRIDE PETROLEUM SERVICES, INC.

            The undersigned Vice President and Secretary of Pride Petroleum Services, Inc. do hereby certify that a resolution amending the Restated Articles of Incorporation of the Corporation was duly adopted pursuant to Louisiana R.S. ss.ss. 12:31-12:33 by the affirmative vote of the holders of at least a majority of the voting power of the Corporation and of each class of shares entitled to vote thereon (which, pursuant to Article VIII-B of such Restated Articles of Incorporation, is the vote required to amend such Restated Articles of Incorporation) at a meeting held on May 24, 1994, at which a quorum was present.
            12,602,306 shares of common stock (the only outstanding class of stock) were represented at the meeting, of which 8,334,121 voted for the amendment and 2,239,318 voted against the amendment.
            Article III-A of the Restated Articles of Incorporation was amended by said resolution to read in its entirety as follows:
            "The total authorized capital stock of the Corporation is Forty Million (40,000,000) shares of Common Stock of no par value per share and Five Million (5,000,00) shares of Preferred Stock of no par value per share."

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            These Articles of Amendment are dated June 7, 1994.

                                             /S/EUGENE C. FOWLER
                                                Eugene C. Fowler
                                                Vice President

                                            /S/ROBERT W. RANDALL
                                               Robert W. Randall
                                               Secretary

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